Exhibit 99.1

Press Contact: Barry Holt 203-517-3110 Barry.Holt@isg-one.com Investor Contact: David Berger 203-517-3104 David.Berger@isg-one.com

INFORMATION SERVICES GROUP ANNOUNCES

SECOND-QUARTER FINANCIAL RESULTS

Reports record-high quarterly revenues of $60.4 million, up 13%

versus the prior year

Reports second-quarter net income of $1.7 million, up 63%, and EPS of $0.04, up 100% versus prior year

Reports second-quarter adjusted EBITDA of $7.0 million, up 36%, and adjusted EPS of $0.09, up 29% versus prior year

Signs three multiyear client agreements totaling $50 million

STAMFORD, Conn., August 8, 2016 — Information Services Group, Inc. (ISG) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, today announced financial results for the second quarter ended June 30, 2016.

“We had a great second quarter, delivering the highest revenues we have ever achieved in any quarter. All regions contributed to our strong growth, including the Americas and Asia Pacific, which both delivered record revenue quarters. Americas revenues grew by 11 percent, Europe by 14 percent and Asia Pacific by 22 percent versus the prior year, and our sequential revenue growth versus the first quarter was 21 percent. Overall, our strategy of broadening our portfolio of services is yielding significant growth, with cloud and digital services now accounting for more than 20 percent of our total revenues. During the quarter, we signed three multiyear client engagements for a total of $50 million of which approximately 20 percent is new sales. We remain very well positioned to continue driving profitable growth and delivering value for our clients and shareholders.”

Second-Quarter 2016 Results

Revenues for the second-quarter were $60.4 million, compared with $53.4 million in the prior year, an increase of $7.0 million, or 13 percent. Revenues were $31.7 million in the Americas (up 11 percent from the same period in 2015), $21.2 million in Europe (up 14 percent), and $7.5 million in Asia Pacific (up 22 percent).

ISG reported second-quarter operating income of $3.2 million, up 61 percent, compared with operating income of $2.0 million in the second quarter of 2015. Included in the second-quarter 2016 operating income was an additional $0.5 million in stock compensation versus the prior-year period. Net income for the second quarter was $1.7 million compared with net income of $1.0 million in the second quarter of 2015. Reported fully diluted income per share was $0.04 per share compared with fully diluted income per share of $0.02 for the same period in 2015. Adjusted net income (a non-GAAP measure defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses and non-cash impairment charges for goodwill and intangible assets, gain on extinguishment of debt and bargain purchase gain, on a tax-adjusted basis) for the second quarter was $3.5 million, or $0.09 per share on a diluted basis, up 34 percent, compared with adjusted net income of $2.6 million, or $0.07 per share on a diluted basis, in the prior year’s second quarter.

Second-quarter 2016 adjusted EBITDA (a non-GAAP measure defined as net income before net income attributable to non-controlling interest, interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, impairment charges for goodwill and intangible assets, tax indemnity receivable, interest on contingent consideration, gain on extinguishment of debt and bargain purchase gain) was $7.0 million, up 36 percent, compared with $5.2 million in last year’s second quarter.

Other Financial and Operating Highlights

On April 7, 2016, the company completed a modified “Dutch Auction” tender offer to purchase 2.3 million shares of its common stock at a purchase price of $4.00 per share for an aggregate cost of approximately $9.7 million, which includes $0.4 million in fees and expenses. ISG funded the transaction by drawing on its revolving credit facility.

On May 6, 2016, the company prepaid $3.2 million of the $3.4 million of the Compass Convertible Loan Notes outstanding in full satisfaction of such indebtedness owed by the company to the applicable payee; no gain or loss will be recorded as a result of the transaction, which was funded by drawing on the company’s revolving credit facility. The prepayment of these Compass Convertible Loan Notes reduces the company’s fully diluted share count by approximately 0.8 million shares; including the 2.3 million shares repurchased through the tender offer, ISG’s total fully diluted shares outstanding were reduced by 3.1 million shares in the second quarter.

ISG cash and cash equivalents totaled $16.1 million at June 30, 2016, down $1.9 million from March 31, 2016. Total outstanding debt at June 30, 2016 was $60.0 million compared with $50.2 million at March 31, 2016, with the increase attributable to the additional debt used to fund the tender offer. The decrease in cash balances from March 31, 2016 was principally attributable to net cash provided from operations of $3.1 million offset by the non-operating use of cash for debt repayments ($3.7 million), acquisition-related costs ($3.8 million) and for stock repurchases ($10.1 million) including the tender offer, partially offset by proceeds from the increased draw on our revolving credit facility ($13.5 million).

ISG Reaffirms Full-Year Revenue and Adjusted EBITDA Guidance

“For 2016, we are reaffirming our forecasted revenue growth to be in the range of 7 percent to 9 percent and our adjusted EBITDA growth to be in the range of 10 percent to 15 percent, excluding the impact of currency,” Connors said. “This is based on our robust second quarter and the current demand environment for our products and services.”

Conference Call

ISG has scheduled a call for 9:00 a.m., Eastern Time, Monday, August 8, 2016, to discuss the company’s second-quarter results. The call can be accessed by dialing 1-888-359-3627 or, for international callers, by dialing 001-719-457-2627. The access code is 2820848. A recording of the conference call will be accessible on ISG’s website www.isg-one.com for approximately four weeks following the call.

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About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 1,000 employees and operates in 21 countries.

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Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; and (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for information for the three and six months ended June 30, 2016 and June 30, 2015.  ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information.  These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future.  ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income before net income attributable to noncontrolling interest, interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, impairment charges for goodwill and intangible assets, tax indemnity receivable, interest on contingent consideration, gain on extinguishment of debt and bargain purchase gain), adjusted net income (defined as net income plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses and non-cash impairment charges for goodwill and intangible assets, gain on extinguishment of debt and bargain purchase gain, on a tax-adjusted basis), adjusted net income as earnings per diluted share and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

ISG reports results in U.S. dollars, but does business on a global basis. Exchange rate fluctuations affect the U.S. dollar value of foreign currency revenue and expenses and may have a significant effect on reported results. The discussion of ISG’s financial results in this release includes comparisons with the prior year in constant currency terms, using consistent exchange rates. Management believes this information facilitates comparison of underlying results over time.

Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

Information Services Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$60,354	$53,411	$110,283	$103,950
Operating expenses
Direct costs and expenses for advisors	36,106	32,558	67,474	62,996
Selling, general and administrative	19,104	17,011	35,815	33,421
Depreciation and amortization	1,927	1,838	3,645	3,556
Operating income	3,217	2,004	3,349	3,977
Interest income	2	7	24	9
Interest expense	(566)	(440)	(994)	(938)
Foreign currency transaction gain (loss)	244	26	(262)	400

Income before taxes	2,897	1,597	2,117	3,448
Income tax provision	1,234	578	1,105	1,522
Net income	1,663	1,019	1,012	1,926
Net income attributable to noncontrolling interest	51	85	99	139
Net income attributable to ISG	$1,612	$934	$913	$1,787

Weighted average shares outstanding:
Basic	35,609	37,199	36,475	37,116
Diluted	36,719	38,971	37,029	38,731

Earnings per share attributable to ISG:
Basic	$0.05	$0.03	$0.03	$0.05
Diluted	$0.04	$0.02	$0.03	$0.05

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income attributable to ISG	$1,612	$934	$913	$1,787
Plus:
Net income attributable to noncontrolling interest	51	85	99	139
Interest expense (net of interest income)	564	433	970	929
Income taxes	1,234	578	1,105	1,522
Depreciation and amortization	1,927	1,838	3,645	3,556
Interest on contingent consideration	30	—	60	—
Foreign currency transaction	(244)	(26)	262	(400)
Non-cash stock compensation	1,851	1,323	3,315	2,225
Adjusted EBITDA	$7,025	$5,165	$10,369	$9,758

Net income attributable to ISG	$1,612	$934	$913	$1,787
Plus:
Non-cash stock compensation	1,851	1,323	3,315	2,225
Intangible amortization	1,382	1,374	2,657	2,653
Foreign currency transaction	(244)	(26)	262	(400)
Tax effect (1)	(1,136)	(1,015)	(2,369)	(1,702)
Adjusted net income	$3,465	$2,590	$4,778	$4,563

Weighted average shares outstanding:
Basic	35,609	37,199	36,475	37,116
Diluted	36,719	38,971	37,029	38,731

Adjusted earnings per share:
Basic	$0.10	$0.07	$0.13	$0.12
Diluted	$0.09	$0.07	$0.13	$0.12

(1)         Marginal tax rate of 38.0% applied.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

			Three Months Ended			Three Months Ended
	Three Months Ended	Constant currency	June 30, 2016	Three Months Ended	Constant currency	June 30, 2015
	June 30, 2016	impact	Adjusted	June 30, 2015	impact	Adjusted
Revenue	$60,354	$(1,167)	$59,187	$53,411	$(923)	$52,488
Operating income	$3,217	$(639)	$2,578	$2,004	$(138)	$1,866
Adjusted EBITDA	$7,025	$(640)	$6,385	$5,165	$(144)	$5,021

			Six Months Ended			Six Months Ended
	Six Months Ended	Constant currency	June 30, 2016	Six Months Ended	Constant currency	June 30, 2015
	June 30, 2016	impact	Adjusted	June 30, 2015	impact	Adjusted
Revenue	$110,283	$(1,366)	$108,917	$103,950	$(1,910)	$102,040
Operating income	$3,349	$(793)	$2,556	$3,977	$(235)	$3,742
Adjusted EBITDA	$10,369	$(787)	$9,582	$9,758	$(247)	$9,511